CLAYMORE MACROSHARES DECLARE FIRST QUARTERLY DISTRIBUTION

Madison, NJ and Lisle, Ill, March 28, 2007 - MACRO Securities Depositor, LLC is pleased to announce the first full quarterly distribution for the Claymore MACROshares in the following amounts and payable on the following dates:


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                                      Per-Share
                                    Distribution        Ex-dividend
  Trust Name            Symbol         Amount              Date              Record date        Payable Date
----------------------------------------------------------------------------------------------------------------


Claymore MACROshares
Oil Up Tradeable
Trust                    UCR          $0.499225        March 28, 2007        March 30, 2007     April 4 2007
----------------------------------------------------------------------------------------------------------------

Claymore MACROshares
Oil Down Tradeable
Trust                    DCR          $0.525903        March 28, 2007        March 30, 2007     April 4, 2007
----------------------------------------------------------------------------------------------------------------


Claymore MACROshares Oil Up Tradeable Shares and Claymore MACROShares Oil Down Tradeable Shares are pairs of exchange-traded securities that trade separately. The Claymore MACROshares Oil Up Tradeable Shares seek to track the price performance of the NYMEX Division Light Sweet Crude Oil Futures Contract. The Claymore MACROshares Oil Down Tradeable Shares seek to track inversely the price performance of this futures contract.

The assets of Claymore MACROshares Oil Up Tradeable Trust and Claymore MACROshares Oil Down Tradeable Trust (together, the "Tradeable Trusts") consist of, respectively, shares in the Claymore MACROshares Oil Up Holding Trust and Claymore MACROshares Oil Down Holding Trust (together, the "Holding Trusts"). The Tradeable Trusts pass through any quarterly distributions made on the shares of the Holding Trusts they hold on deposit. The quarterly distributions of each Holding Trust consist of income earned on the U.S. Treasury obligations and other assets held by each of the Holding Trusts and payments received, if any, under an income distribution agreement between the Holding Trusts, net of Holding Trust expenses (which include any expenses incurred by the Tradeable Trusts).

MACROMARKETS LLC is a pioneering financial products firm that has conceived and designed the structure of the Claymore MACROShares and holds multiple patents for MACROs(R). MACROs represents a novel structure that can be applied to create securities or other financial instruments that track any asset class or economic indicator which can be reliably indexed. The firm's principal focus is to cultivate new markets which facilitate investment and risk management via innovative financial instruments. MacroMarkets LLC's subsidiary, Macro Financial, LLC, a acts as a marketing agent for the Claymore MACROshares Holding and Tradeable Trusts. Macro Financial, LLC is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.



MACRO(R) is a federally-registered service mark of MacroMarkets LLC. MacroMarkets LLC considers all references, singular or plural, to "MACRO(R)" or "MACRO" its service mark and reserves all rights to that service mark.

CLAYMORE SECURITIES, INC. is an administrative and marketing agent for the Claymore MACROshares Holding and Tradeable Trusts. Claymore is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management, servicing or distribution on approximately $16 billion in assets through closed-end funds, unit investment trusts, mutual funds, separately managed accounts, exchange-traded funds and the Claymore MACROshares.

MacroMarkets LLC and Claymore Group Inc. jointly own MACRO Securities Depositor, LLC, but are otherwise unaffiliated entities.

IMPORTANT RISKS
There can be no assurance that the Trusts will achieve their investment objectives. An investment in a Claymore MACROshares Holding or Tradeable Trust involves significant risks, including the risk of loss of substantially all of your investment. There is no guarantee as to the amount of any quarterly distribution or the amount of the final distribution to shareholders. You should review the risk factors in the prospectus prior to investing in a Holding or Tradeable Trust.

The Holding Trusts continuously offer shares through Authorized Participants. Claymore MACROshares Holding Shares may be converted to Claymore MACROshares Tradeable Shares, which can be bought and sold on the AMEX. There is no guarantee that a market for any Claymore MACROshares Holding or Tradeable Shares will continue.

Fluctuations in the underlying value of a Tradeable Trust or its related Holding Trust and other factors may affect the market price of your Claymore MACROshares investment. An investment in a Tradeable Trust or its related Holding Trust will not resemble a direct investment in the asset being tracked. The price of the asset being tracked by a Tradeable Trust or its related Holding Trust may be volatile. It may be difficult to predict whether in the long-term the price of the asset being tracked will reflect a generally upward or downward trend. There are risks associated with investing in a product linked to a benchmark price. A substitute price may be used as the reference price of the benchmark asset.

Claymore Securities, Inc., MacroMarkets LLC and their respective affiliates do not provide tax advice. Investors are urged to consult their tax advisor to fully understand the tax implications associated with an investment in any Tradeable Trust (or its related Holding Trust). Investors are hereby notified that: (A) any discussion of federal tax issues in this press release is not intended or written to be relied upon, and cannot be relied upon, by investors for the purpose of avoiding penalties that may be imposed on investors under the Internal Revenue Code; (B) such discussion is being used in connection with the promotion or marketing by MACRO Securities Depositor, LLC and the Holding and Tradeable Trusts of the transactions or matters addressed herein; and (C) investors should seek advice based on their particular circumstances from an independent tax advisor.

MACRO SECURITIES DEPOSITOR, LLC, A DELAWARE LIMITED LIABILITY COMPANY WHICH IS ACTING AS THE DEPOSITOR FOR THESE TRUSTS, HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, MACRO SECURITIES DEPOSITOR, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE (800) 345-7999. YOU MAY ALSO REQUEST A COPY OF THE PROSPECTUS BY ACCESSING THE CLAYMORE MACROSHARES WEB SITE AT WWW.CLAYMOREMACROSHARES.COM.

THIS PRESS RELEASE SHOULD NOT BE DISTRIBUTED WITHOUT AN ACCOMPANYING PROSPECTUS. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES AND POLICIES, RISK CONSIDERATIONS, CHARGES AND EXPENSES OF THE TRUSTS CAREFULLY BEFORE INVESTING. FOR THIS AND MORE INFORMATION, PLEASE CONTACT A SECURITIES REPRESENTATIVE OR CLAYMORE SECURITIES, INC., 2455 CORPORATE DRIVE WEST, LISLE, IL 60532, 800-345-7999.

Additional information about Claymore MACROshares products can be found at www.MacroShares.com.


CONTACT INFORMATION:
Dennis Dunleavy                                      Bob Tull
Claymore Securities, Inc.                            MacroMarkets, LLC
ddunleavy@claymore.com                               btull@macromarkets.com
630-505-3700                                         973-889-1973

Member NASD/SIPC
03/07

            NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE

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